               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

             Marketing Services Group, Inc.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                         MARKETING SERVICES GROUP, INC.
                               333 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10001
                                 (917) 339-7100

                              -------------------

                                                                 January 2, 2002

Dear Stockholders:

    On behalf of the Board of Directors and management of Marketing Services Group, Inc. (the 'Company'), I cordially invite you to attend the 2002 Annual Meeting of Stockholders to be held on Friday, February 8, 2002, at 10:00 a.m., at the offices of Greenberg Traurig, LLP, 200 Park Avenue, 15th Floor,
New York, New York 10166.

    The matters to be acted upon at the meeting are fully described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. In addition, several of the directors and executive officers of the Company will be present to respond to any questions that you may have. Accompanying the attached Proxy Statement is the Company's Annual Report for the fiscal year ended
June 30, 2001. This report describes the financial and operational activities of the Company.

    Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy card and return it in the accompanying envelope as promptly as possible. If you attend the Annual Meeting, and I hope you will, you may vote your shares in person, even if you have previously mailed in a proxy card.

    We look forward to greeting you at the meeting.

                                    Sincerely,

                                    Jeremy Barbera

                                    Chairman of the Board and
                                    Chief Executive Officer

                         MARKETING SERVICES GROUP, INC.
                               333 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10001
                                 (917) 339-7100

                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 8, 2002

                              -------------------
TO THE STOCKHOLDERS OF
MARKETING SERVICES GROUP, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the 'Annual Meeting') of MARKETING SERVICES GROUP, INC., a Nevada corporation (hereinafter 'MKTG' or the 'Company'), will be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, 15th Floor, New York, New York 10166 on February 8, 2002, at 10:00 a.m., for the following purposes:

    (1) To elect two Class I directors for a three-year term or until their respective successors are duly elected and qualified;

    (2) Approve a management proposal to amend the Amended and Restated Articles of Incorporation to change the name of the Company from 'Marketing Services Group, Inc.' to 'MKTG Services, Inc.'

    (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on December 17, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Representation of at least a majority of all outstanding shares of MKTG's common stock, par value $.01 per share, is required to constitute a quorum. Accordingly, it is important that your stock be represented at the meeting. The list of stockholders entitled to vote at the meeting will be available for examination by any stockholder at the Company's offices at 333 Seventh Avenue, New York, New York 10001, during business hours for ten (10) days prior to January 28, 2002.

    Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the self-addressed envelope enclosed for your convenience. You may revoke your proxy at any time before it is voted.

                                          By Order of the Board of Directors

                                          Alan I. Annex

                                          Alan I. Annex
                                          Secretary

New York, New York
January 2, 2002

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. ACCORDINGLY, WE URGE YOU TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING.
--------------------------------------------------------------------------------

                         MARKETING SERVICES GROUP, INC.
                               333 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10001
                                 (917) 339-7100

                              -------------------
                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 8, 2002


                              -------------------
  APPROXIMATE MAILING DATE OF PROXY STATEMENT AND FORM OF PROXY -- JANUARY 7,
                                     2002.


                          INFORMATION CONCERNING VOTE

GENERAL

    This Proxy Statement and the enclosed form of proxy is furnished in connection with the solicitation of proxies by the Board of Directors of MARKETING SERVICES GROUP, INC., a Nevada corporation, (hereinafter 'MKTG' or the 'Company') for use at the Annual Meeting of Stockholders to be held on February 8, 2002, at 10:00 a.m. and at any and all adjournments thereof (the 'Annual Meeting'), with respect to the matters referred to in the accompanying notice. The Annual Meeting will be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, 15th Floor, New York, New York, 10166.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only stockholders of record of the Company's common stock, $.01 par value per share ('Common Stock'), at the close of business on December 17, 2001 (the 'Record Date'), will be entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock (the 'Common Stockholders') entitled to vote will be entitled to one vote for each share of Common Stock that they hold. As of the Record Date, the total number of Common Stock eligible to vote at the Annual Meeting was 5,620,603 shares.

REVOCABILITY OF PROXIES

    A stockholder who executes and mails a proxy in the enclosed return envelope may revoke such proxy at any time prior to its use, by notice in writing to the Chief Executive Officer of the Company, at the above address, or by revocation in person at the Annual Meeting. Unless so revoked, the shares represented by duly executed proxies received by the Company prior to the Annual Meeting will be presented at the Annual Meeting and voted in accordance with the stockholder's instructions marked thereon. If no instructions are marked thereon, proxies will be voted (1) FOR the election as directors of the nominees named below under the caption 'ELECTION OF DIRECTORS'; and (2) FOR the proposal to change the name of the Company under the caption 'DIRECTOR'S PROPOSAL TO AMEND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO MKTG SERVICES, INC.'

VOTING PROCEDURES


    All votes shall be tabulated by the inspector of elections appointed for the Annual Meeting, who shall separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes arise in circumstances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers. The presence of a quorum for the Annual Meeting, defined here as a majority of the Common Stock issued and outstanding entitled to vote at the Annual Meeting, in person or by proxy, is required. Votes withheld from the director nominees, abstentions and broker non-votes will be counted in determining whether a quorum has been reached.

    Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for stockholder approval. Director nominees must receive a majority of the votes cast at the meeting. The proposal to change the name of the Company must be approved by a majority of the stockholders. Broker non-votes will be counted for any purpose in determining whether a matter has been approved.


                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Board of Directors presently consists of five directors and is divided into three classes. One class of directors is elected annually, and each director in the class generally serves a three-year term. The term of the Company's Class I Directors will expire at the Annual Meeting.

    The nominees for the Class I directors are Alan I. Annex and John T. Gerlach. All nominees are members of the present Board of Directors. It is intended that each proxy received by the Company from Common Stockholders will be voted FOR the election, as directors of the Company, of the nominees, unless authority is withheld by the stockholder executing the proxy. Shares may not be voted cumulatively. Each of such nominees has consented to being nominated and to serve as a director of the Company if elected. If any nominee should become unavailable for election or unable to serve, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. At the present time, the Board of Directors knows of no reason why any nominee might be unavailable for election or unable to serve. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

                                  PROPOSAL TWO
       DIRECTORS' PROPOSAL TO AMEND THE AMENDED AND RESTATED ARTICLES OF
                INCORPORATION TO CHANGE THE NAME OF THE COMPANY
                             TO MKTG SERVICES, INC.


    The Board of Directors proposes and recommends to the stockholders for their approval an amendment to the Company's Amended and Restated Articles of Incorporation to change the name of the Company by replacing the first paragraph of Article I in its entirety to read:


        'The name of the corporation shall be `MKTG Services, Inc.' '

    The stockholders' approval of the proposal to change the name of the Company includes granting the officers of the Company, each of them acting alone, the authority to take all such further actions as may be required to effectuate such change, including, but not limited to, the filing of a formal Certificate of Amendment to the Amended and Restated Articles of Incorporation on behalf of the Company with the Nevada Secretary of State's Office.


    On July 23, 2001, the Company changed its ticker symbol to MKTG to more accurately reflect its wide array of marketing services offered. As a result, the current management and board of directors have elected to change the Company's legal and operating name to MKTG Services, Inc.



    The current subsidiaries operating under the name known as MSGI Direct, MSGI Interactive and Marketing Services Group will operate under the MKTG Services, Inc name. The Company believes it can create greater brand awareness and operate more efficiently under the unified name proposed.


    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' APPROVAL OF THE PROPOSAL TO AMEND ARTICLE I OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE CORPORATION TO 'MKTG SERVICES, INC.'

BOARD OF DIRECTORS

    The following table sets forth certain information with respect to the nominees and other directors of the Company:

NAME                                           AGE                   POSITION
----                                           ---                   --------
Alan I. Annex................................  40    Director (Class I) and Secretary
J. Jeremy Barbera............................  45    Chairman of the Board of Directors
                                                       (Class II), and Chief Executive
                                                       Officer
John T. Gerlach..............................  69    Director (Class I)
Seymour Jones................................  70    Director (Class II)
C. Anthony Wainwright........................  68    Director (Class III)

Class I directors are to be elected at the Annual Meeting. The terms of the Class II directors expire at the 2002 Annual Meeting and the term of the Class III directors expire at the 2003 Annual Meeting of Stockholders.

    Mr. Annex has been a Director and Secretary of the Company since May 1997. Mr. Annex is a member of the M&A Committee of the Board of Directors. Mr. Annex has been a partner in the law firm of Greenberg Traurig, LLP since August 2000, where he practices corporate and securities law. Greenberg Traurig is the Company's legal counsel. Prior thereto, he was a partner in the law firm Camhy Karlinsky & Stein LLP from July 1995 to July 2000. From July 1994 to June 1995, Mr. Annex was Counsel to said firm. Prior thereto he was associated with Proskauer Rose, LLP.

    Mr. Barbera has been Chairman of the Board and Chief Executive since April 1997, and served as a Director and officer since October 1996 when the Company acquired MSGI Direct -- New York in an exchange of stock. He founded MSGI
Direct -- New York in 1987, which was twice named to the Inc. 500 list of the fastest growing private companies in America. Prior to founding MSGI
Direct -- New York, Mr. Barbera held various management positions at Lincoln Center for the Performing Arts as well as scientific research positions at NASA/Goddard Space Flight Center yielding 20 years of experience in the areas of entertainment marketing and database management services. Mr. Barbera is a Physicist educated at New York University, and graduated from the MIT Enterprise Forum at the Sloan School of Management.


    Mr. Gerlach has been a Director of the Company since December 1997. Mr. Gerlach is the chairman of the M&A Committee and the chairman of the Audit Committee and a member of the Compensation Committee of the Board of Directors. He is presently Senior Executive Professor of the graduate business program and an associate professor of finance at Sacred Heart University in Fairfield, CT. Previously, Mr. Gerlach was a Director in Bear Stearns' corporate finance department, with responsibility for mergers and financial restructuring projects; he was President and Chief Operating Officer of Horn & Hardart, supervising restaurant and mail order subsidiaries, including Hanover Direct; and he was the Founder and President of Consumer Growth Capital, a venture capital firm. Mr. Gerlach also serves as a director for Uno Restaurant Co.; SAFE Inc.; Cycergie (a French company); Akona Corp.; and the Board of Regents at St. John's University in Collegeville, MN.


    Mr. Jones has been a Director of the Company since June 1996. Mr. Jones is a member of the Audit Committee. Since September 1993, Mr. Jones has been a professor of accounting at New York University. From April 1974 to September 1995, Mr. Jones was a senior partner of the accounting firm of PricewaterhouseCoopers L.L.P. Mr. Jones has over 40 years of public accounting experience including experience as an arbitrator and as an expert witness, particularly in the areas of fraud, mergers and acquisitions and accounting matters. Mr. Jones also functions as a consultant to Milberg Factors, CHF Industries, Dubilier & Co., and World Diagnostics, Inc. Mr. Jones also serves as a director for Reliance Bank.

    Mr. Wainwright has been a Director of the Company since May 1991. Mr. Wainwright is the chairman of the Compensation Committee and a member of the Audit Committee of the Board of Directors. Mr. Wainwright is currently Vice Chairman of the advertising agency McKinney & Silver and was Chairman of the advertising firm Harris Drury Cohen, Inc., from 1995 to 1997. From 1994 to 1995, he served as a Chairman with Cordient PLC's Compton Partners, a unit of the advertising firm Saatchi & Saatchi World Advertising, and, from 1989 to 1994, as Chairman and Chief Executive Officer of

Campbell Mithun Esty, a unit of Saatchi & Saatchi in New York. Mr. Wainwright also serves as a director of Audio Visual Service Corp., Del Webb Corporation, American Woodmark and Danka P.L.C.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company receive an annual retainer fee of $25,000, $1,000 for each Board Meeting attended, $500 for each standing committee meeting attended and $500 for each standing committee meeting for the Chairman of such committee. Such Directors will also be reimbursed for their reasonable expenses for attending board and committee meetings, and will receive an annual grant of options on June 30 of each year to acquire 10,000 shares of common stock for each fiscal year of service, at an exercise price equal to the fair market value on the date of grant. Any Director who is also an employee of the Company is not entitled to any compensation or reimbursement of expenses for serving as a Director of the Company or a member of any committee thereof. Mr. Annex has indicated that since his firm acts as counsel to the Company he would waive the above described cash retainer and automatic option grant. The Directors agreed to waive the annual option grant for the fiscal year ended June 30, 2001.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDEES


    The Board of Directors held eight meetings during fiscal year 2001. The Board of Directors has a Compensation Committee, an Audit Committee and an M&A Committee. No member of the Board of Directors attended fewer than 75% of the meetings of the Board and of the committee of which he was a member. The Compensation Committee formulates the Company's policy on compensation of executive officers, reviews, approves and recommends to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto, and administers the Company's stock option plan. During fiscal year 2001, the members of the Compensation Committee were Messrs. Gerlach and Wainwright. The Compensation Committee held two meetings during fiscal 2001. The Audit Committee appoints the independent public accountants of the Company, reviews the scope and fees of the prospective annual audit, reviews the results thereof with the Company's independent public accountants, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company, reviews management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices and reviews and approves (with the concurrence of a majority of the independent directors of the Company) transactions, if any, with affiliated parties. For fiscal 2001, the members of the Audit Committee were Messrs. Gerlach and Jones. In fiscal year 2002, Mr. Wainwright was appointed as a member of the Audit Committee to replace a Board of Director who resigned. The Audit Committee held four meetings during fiscal 2001. For fiscal 2001, the members of the M&A Committee were Messrs. Gerlach, Barbera, and Annex. The M&A Committee reviews proposals and agreements in connection with the merger and acquisitions of businesses or material assets and makes recommendations to the full board. The M&A Committee did not hold any meetings during fiscal 2001.


EXECUTIVE OFFICERS

    In addition to Mr. Barbera, the executive officers of the Company are the following:


    David Greenspan: Mr. Greenspan has been Chief Operating Officer since August 2001. Prior thereto he was Chief Integration Officer from May 2000 to August 2001. Prior to joining the Company, he co-founded and served as Executive Vice President of Clemente, Greenspan & Co. Mr. Greenspan has spent almost 20 years providing strategic marketing and operational advice to both small and large organizations. He has broad-based experience helping management devise acquisition and exit strategies, hone corporate vision, lead product development initiatives, integrate processes, and deliver on operational goals.



    Cindy Hill: Ms. Hill has been Chief Accounting Officer of the Company since January 2000; prior thereto she was Chief Financial Officer of the Company from June 1998 to December 1999, and Corporate Controller of the Company from January to May 1998. Prior thereto, she was a manager in the business assurance division of PricewaterhouseCoopers, LLP, where she was employed for the previous six years. Ms. Hill is a Certified Public Accountant.

    Thomas Smith: Mr. Smith has been Chief Operating Officer since August 2001. Prior thereto he was Senior Vice President of Northeast Operations from February 2001 to July 2001 and has been the President of the Company's subsidiary, MSGI Direct -- Boston, Inc. since November 1999. Prior thereto he was a partner at Customer Management Group from August 1999 to October 1999, he was an Executive Vice President of CPS Direct from October 1995 to August 1999 and prior to that he was Senior Vice President of Sales and Marketing with Harte-Hankes from April 1984 to October 1995. Mr. Smith is a seasoned direct marketing executive with over 22 years experience.


EXECUTIVE COMPENSATION AND OTHER INFORMATION SUMMARY

    The following table provides certain information concerning compensation of the Company's Chief Executive Officer and any other executive officer of the Company who received compensation in excess of $100,000 during the fiscal year ended June 30 ('Named Executive Officers'):

                           SUMMARY COMPENSATION TABLE


                                                   FISCAL                                SECURITIES
                                                 YEAR ENDED     ANNUAL      ANNUAL       UNDERLYING
NAME AND PRINCIPAL POSITION                       JUNE 30,    SALARY ($)     BONUS    OPTIONS/SARS (#)
---------------------------                       --------    ----------     -----    ----------------
J. Jeremy Barbera(1) ..........................     2001        456,642       --          --
  Chairman of the Board and CEO                     2000        356,730       --       137,500
                                                    1999        298,077       --          --
Michael Dzvonik(2) ............................     2001        300,000       --          --
  Former Chief Operating Officer                    2000         83,695       --          --
                                                                                        41,667
Rudy Howard(3) ................................     2001        300,000     150,000       --
  Former Chief Financial Officer                    2000        117,692       --        62,500
Cindy Hill ....................................     2001        200,000       --          --
  Chief Accounting Officer                          2000        135,336       --        16,667
                                                    1999        110,096       --          --
David Greenspan(4) ............................     2001        250,000       --        33,334
  Chief Operating Officer                           2000         42,308       --          --
Thomas Smith(5) ...............................     2001        170,250      25,000       --
  Chief Operating Officer                           2000         79,773       --         4,167


---------

(1) The annual salary for Mr. Barbera commencing January 1, 2000 was raised from $350,000 to $500,000. Notwithstanding, Mr. Barbera forgave this increase for the period January 2000 through December 2000.

(2) The annual salary for Mr. Dzvonik was $300,000 for 2000. Due to the Company's acquisition of Grizzard Communications Group, Inc. ('Grizzard') on March 22, 2000, Mr. Dzvonik's annual compensation for 2000 only reflects approximately three months salary. On July 31, 2001 in connection with the sale of Grizzard, Mr. Dzvonik ceased being an officer of MKTG and Mr. Dzvonik elected to remain with the Grizzard entity.

(3) The annual salary for Mr. Howard was $300,000 for 2000. Due to his appointment in February 2000, Mr. Howard's annual compensation for 2000 only reflects approximately four months salary. In August 2001, Mr. Howard was terminated without cause and is no longer an officer of the Company.

(4) The annual salary for Mr. Greenspan was $250,000 for 2000. Due to his appointment in May 2000, Mr. Greenspan's annual compensation for 2000 only reflects approximately two months salary.


(5) The annual salary for Mr. Smith was $135,000 in 1999. Due to his appointment in November 1999, Mr. Smith's annual compensation for 2000 only reflects approximately eight months salary.

STOCK OPTION GRANTS

    The table below provides information relating to stock options granted to the Named Executive Officers during the fiscal year ended June 30, 2001.


                   OPTIONS GRANTED IN THE LAST FISCAL YEAR(1)


                                NUMBER OF        % OF TOTAL OPTIONS/
                               SECURITIES          SARS GRANTED TO      EXERCISE OR      GRANT
                           UNDERLYING OPTIONS/      EMPLOYEES IN        BASE PRICE     EXPIRATION     GRANT
                            SARS GRANTED (#)       FISCAL YEAR(3)      ($ PER SHARE)      DATE      DATE VALUE
                            ----------------       --------------      -------------      ----      ----------
David Greenspan(2).......        33,334                  21%              $26.625        07/10       $26.625

---------

(1) All such numbers have been adjusted to reflect the Company's one-for-six reverse stock split effective on October 15, 2001.

(2) Mr. Greenspan's options are exercisable as follows: 959 on July 1, 2000, and 925 per month for 35 months.

(3) During the fiscal year ended June 30, 2001, the Company granted options to purchase a total of 155,834 shares of Common Stock.

            AGGREGATE OPTIONS EXERCISED IN THE LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

    The following table sets forth information regarding the number and value of securities underlying unexercised stock options held by the Named Executive Officers as of June 30, 2001. All option amounts have been adjusted to reflect the Company's one-for-six reverse stock split which became effective on October 15, 2001.

                                                              NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS/
                               NUMBER OF                         OPTIONS/SARS AT            SARS AT FISCAL
                              SECURITIES        VALUE          FISCAL YEAR END (#)          YEAR END ($)(1)
                             EXERCISED (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
                             -------------   ------------   -------------------------  -------------------------
J. Jeremy Barbera..........     --              --               235,417/68,750                   0/0
Michael Dzvonik............     --              --                13,889/27,778                   0/0
Rudy Howard................     --              --                 12,732/8,102                   0/0
Cindy Hill.................     --              --                17,779/15,555                   0/0
David Greenspan............     --              --                11,114/22,220                   0/0
Thomas Smith...............     --              --                  2,201/1,967                   0/0

---------

(1) Fair market value of $4.92 per share at June 30, 2001 was used to determine the value of in-the-money options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are C. Anthony Wainwright, and John Gerlach. Mr. Wainwright is Chairman of the Committee. There were no compensation interlocks.

    Mr. Gerlach and Mr. Wainwright served as members of the Compensation Committee of the Company's Board of Directors during all of fiscal year 2001. None of such persons is an officer or employee, or former officer or employee of the Company or any of its subsidiaries.

    No interlocking relationships exist between the member of the Company's Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other Company, nor has any such relationship existed in the past.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Decisions regarding compensation of our executive officers are made by the Compensation Committee. In making decision on compensation, the Compensation Committee solicits and receives the recommendations of the Chief Executive Officer.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

    The Compensation Committee desires to set compensation at levels through arrangements that will attract and retain managerial talent desired by us, reward employees for past contributions and motivate managerial efforts consistent with corporate growth, strategic progress and the creation of stockholder value. The Compensation Committee believes that a mix of salary, incentive bonus and stock options will achieve those objectives.

RELATIONSHIP OF PERFORMANCE TO EXECUTIVE COMPENSATION

    The base salaries of Messrs. Barbera, Dzvonik, Greenspan, Smith, and Ms. Hill were set by terms of their employment agreements which were negotiated to attract and retain them. The Compensation Committee believes these salaries are competitive and represent a fair estimate of the value of the services rendered by Messrs. Barbera, Dzvonik, Greenspan, Smith, and Ms. Hill. Such agreements also governed the option grants to such persons in fiscal year June 30, 2001.

    The Company awarded a bonus to Mr. Howard based on the terms in his employment agreement. Future incentive bonuses may be awarded based on a combination of individual and Company performance.

                                          Respectively submitted,
                                          COMPENSATION COMMITTEE
                                          C. Anthony Wainwright, Chairman
                                          John T. Gerlach

AUDIT COMMITTEE REPORT

ROLE OF THE AUDIT COMMITTEE

    The Audit Committee's primary function is to provide advice with respect to the Company's financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. The Audit Committee's primary duties and responsibilities are to: (1) serve as independent and objective party to monitor the Company's financial reporting process and internal control system; (2) review and appraise the audit efforts of the Company's independent accountants; (3) evaluate the Company's quarterly financial performance as well as its compliance with laws and regulations; (4) oversee management's establishment and enforcement of financial policies and business practices; and (5) provide an open avenue of communication among the independent accountants, financial and senior management, counsel, and the Board of Directors.

    The Audit Committee operates under a written charter adopted by the Board of Directors.

REVIEW OF THE COMPANY'S AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JUNE 30, 2001

    The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2001 with the Company's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

    The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers with that firm.

    Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 for filing with the SEC. The aggregate fees billed by the Company's independent auditor for the year ended June 30, 2001 are set forth below. The Audit Committee believes that the services performed by its independent auditor were compatible with maintaining its auditor's independence.

Audit Fees................................................  $330,250
All other Fees............................................  $ 53,500

                                          Respectively submitted,
                                          AUDIT COMMITTEE
                                          John T. Gerlach, Chairman
                                          Seymour Jones

STOCK PERFORMANCE GRAPH

    The graph below compares our cumulative total return, the Russell 2000 index and the Nasdaq Non-Financial index from June 30, 1996, through June 30, 2001. Total return is based on an assumed investment of $100 on June 30, 1996.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
          AMONG MARKETING SERVICES GROUP, INC., THE RUSSELL 2000 INDEX
                       AND THE NASDAQ NON-FINANCIAL INDEX

                                   [GRAPH]

*$100 INVESTED ON 6/30/1996 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING JUNE 30.

                                     6/96   6/97   6/98   6/99   6/00   6/01
MKTG                                 100     58     64    407     83     15
Russell 2000                         100    116    136    138    157    158
Nasdaq Non-Financial                 100    117    153    227    351    179

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

    The Company has entered into employment agreements with each of its named executives.

    Mr. Barbera was appointed to the position of Chairman of the Board, Chief Executive Officer and President of MKTG by the Board, effective March 31, 1997. Stephen Killeen assumed the position of President upon his appointment in July 2000. Mr. Barbera had previously served as President and CEO of MSGI
Direct -- New York, Inc. Mr. Barbera entered into a new employment agreement effective January 1, 2000. The agreement provides for a three year term expiring December 31, 2002 (the 'Employment Term'). The base salary during the employment term is $500,000 for the first year and an amount not less than $500,000 for the remaining two years. Mr. Barbera is eligible to receive bonuses equal to 100% of the base salary each year at the determination of the Compensation Committee of the Board of Directors of the Company, based on earnings and other targeted criteria. Mr. Barbera has forgone the increase in his salary from January 1, 2000 through December 31, 2000. On May 27, 1997, Mr. Barbera was granted options to acquire 166,667 shares of Common Stock of the Company; 55,556 exercisable at $15.75 per share, 55,556 exercisable at $18.00 per share and 55,556 exercisable at $21.00 per share. One third of the options in each tranche vest immediately and one third of each tranche will become available on each of the next two anniversary dates. On June 30, 2000, Mr. Barbera was granted options to acquire 137,500 shares of Common Stock of the Company at $26.625 per share; 68,750 exercisable on December 31, 2000; 34,375 exercisable on December 31, 2001 and 2002. If Mr. Barbera is terminated without cause (as defined in the agreement), then MKTG shall pay him a lump sum payment equal to 2.99 times the compensation paid during the preceding 12 months and all outstanding stock options shall fully vest and become immediately exercisable.

    Mr. Barbera has agreed in his employment agreement (i) not to compete with MKTG or its subsidiaries, or to be associated with any other similar business during the employment term, except that he may own up to 5% of the outstanding common stock of certain corporations, as described more fully in the employment agreement, and (ii) upon termination of employment with MKTG and its subsidiaries, not to solicit or encourage certain clients of MKTG or its subsidiaries to cease doing business with MKTG and its subsidiaries and not to do business with any other similar business for a period of three years from the date of such termination.

    Mr. Howard entered into an employment agreement effective January 1, 2000 providing for his employment as Chief Financial Officer of MKTG. The agreement provided for a three year term expiring December 31, 2003 (the 'Employment Term'). The base salary during the Employment Term was $300,000 for the first year and not less than $300,000 for the remaining two years. Mr. Howard was eligible to receive bonuses equal to 50% of the base salary each year at the determination of the Audit Committee of the Board of Directors of the Company, based on earnings and other targeted criteria. Unless the agreement is terminated prior to December 31, 2000 by Mr. Howard, Mr. Howard shall receive a bonus in an amount equal to $150,000 for his first full year of employment. On January 27, 2000, Mr. Howard was granted options to acquire 41,667 shares of Common Stock of the Company at $17.625 per share which were exercisable equally over a period of 24 months beginning January 27, 2000. On June 30, 2000, Mr. Howard was granted options to acquire 20,834 shares of Common Stock of the Company at $4.4375 per shares which were exercisable equally over a period of 24 months beginning January 27, 2000. On January 2, 2001, the January 2000 grant of 41,667 options was cancelled. In August 2001, Mr. Howard was terminated without cause (as defined in the agreement), and in accordance with the employment agreement MKTG paid him a lump sum payment of $1,345,500, equal to 2.99 times the compensation paid during the preceding 12 months and all out outstanding stock options became fully vested and immediately exercisable.

    Ms. Hill entered into an employment agreement effective January 1, 2000, providing for employment as Chief Accounting Officer of the Company. The agreement provides for a two year term expiring on December 31, 2001 (the 'Employment Term'). The base salary during the Employment Term is $200,000 for the first year and not less than $200,000 for the second year. Ms. Hill is eligible to receive raises and bonuses based upon the achievement of earnings and other targeted criteria if and as determined by the Compensation Committee of the Board of Directors. The agreement also provide for the granting to Ms. Hill of options to acquire Common Stock if and as determined by the Compensation

Committee. If Ms. Hill is terminated without cause (as defined in the agreement), then MKTG shall pay her a lump sum payment equal to two times the then base rate.

    Ms. Hill has agreed in her employment agreement (i) not to compete with MKTG or to be associated with any other similar business during the Employment Term, except that she may own up to 5% of the outstanding common stock of certain corporations, as described more fully in her employment agreement, and (ii) upon termination of employment with MKTG, not to solicit or encourage certain clients of MKTG (as more fully described in the relevant employment agreement), to cease doing business with MKTG, and not to do business with any other similar business, for a period of three years from the date of such termination.

    Mr. Killeen entered into an employment agreement effective July 7, 2000 providing for his employment as President of MKTG. The agreement provided for a three year term expiring June 30, 2003 (the 'Employment Term'). The base salary during the Employment Term was $400,000 for the first year and not less than $400,000 for the remaining two years. Mr. Killeen was eligible to receive bonuses equal to 50% of the base salary each year at the determination of the Compensation Committee of the Board of Directors of the Company, based on earnings and other targeted criteria. On July 7, 2000, Mr. Killeen was granted options to acquire 66,667 shares of Common Stock of the Company at $4.50 per share of which one third were exercisable on July 7, 2000 and the remaining two thirds vested equally over 24 months beginning August 7, 2000. In February 2001, the employment of Mr. Killeen was terminated without cause (as defined in the agreement), and MKTG is obligated to pay him a payment of $1,794,000 equal to
2.99 times the compensation paid during the preceding 12 months and all out outstanding stock options became fully vested and immediately exercisable.

    Mr. Dzvonik entered into an employment agreement effective March 22, 2000 providing for his employment as Chief Operating Officer of MKTG. The agreement provided for a three year term expiring March 21, 2003 (the 'Employment Term'). The base salary during the Employment Term was $300,000 for the first year and not less than $300,000 for the remaining two years. Mr. Dzvonik was eligible to receive bonuses equal to 50% of the base salary each year at the determination of the Compensation Committee of the Board of Directors of the Company, based on earnings and other targeted criteria. On March 22, 2000, Mr. Dzvonik was granted options to acquire 250,000 shares of Common Stock of the Company at $4.4375 per share of which one third are exercisable on March 22, 2001, one third on March 22, 2002 and one third on March 22, 2003. In July 2001, in connection with the sale of its wholly owned subsidiary Grizzard, Mr. Dzvonik ceased being an Officer of MKTG and Mr. Dzvonik elected to remain with the Grizzard entity. Mr. Dzvonik's options expire on June 23, 2003.

    Mr. Greenspan entered into an employment agreement effective May 1, 2000 providing for his employment as Chief Integration Officer of MKTG. The agreement provides for a three year term expiring on May 1, 2003 (the 'Employment Term'). In August 2001, Mr. Greenspan was named Co-Chief Operating Officer. The base salary during the Employment Term is $250,000 per year. Mr. Greenspan is eligible to receive bonuses based upon achievement of earnings and other targeted criteria if and as determined by the Compensation Committee of the Board of Directors. The agreement also provides for the granting to Mr. Greenspan of options to acquire Common Stock if and as determined by the Compensation Committee. If Mr. Greenspan is terminated without cause (as defined in the agreement), then MKTG shall pay him a lump sum payment equal to one year of his salary at the then base rate.

    Mr. Greenspan has agreed in his employment agreement (i) not to compete with MKTG or to be associated with any other similar business during the Employment Term, except that he may own up to 5% of the outstanding common stock of certain corporations, as described more fully in his employment agreement, and (ii) upon termination of employment with MKTG, not to solicit or encourage certain clients of MKTG (as more fully described in the relevant employment agreement) to cease doing business with MKTG and not to do business with any other similar business, for a period of three years from the date of such termination.

    Mr. Smith entered into an employment agreement effective April 1, 2001 providing for his employment as Executive Vice President of North East Operations. In August 2001, Mr. Smith was named Co-Chief Operating Officer. The agreement provides for a term expiring December 31, 2002 ('Employment Term'). The base salary during the Employment Term is $250,000. Mr. Smith is eligible to receive bonuses at the determination of the Compensation Committee of the Board of Directors of the Company, based on earnings and other targeted criteria. If Mr. Smith is terminated without cause (as defined in the agreement), then MKTG shall pay him a lump sum payment equal to the base salary for a period of six months.

    Mr. Smith has agreed in his employment agreement (i) not to compete with MKTG or to be associated with any other similar business during the Employment Term, except that he may own up to 5% of the outstanding common stock of certain corporations, as described more fully in his employment agreement, and (ii) upon termination of employment with MKTG, not to solicit or encourage certain clients of MKTG (as more fully described in the relevant employment agreement) to cease doing business with MKTG and not to do business with any other similar business, for a period of three years from the date of such termination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of November 30, 2001 by: (i) each Director and each of the Named Executive Officers; (ii) all executive officers and Directors of the Company as a group; and (iii) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. (All such numbers have been adjusted to reflect the Company's one-for-six reverse stock split which became effective on October 15, 2001).

                                                               AMOUNT AND NATURE OF
                                                                   COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              ----------------------
NAME AND ADDRESS OF BENEFICIAL HOLDER(1)                       NUMBER        PERCENT
----------------------------------------                       ------        -------
Directors and Named Executive Officers:
J. Jeremy Barbera(2)........................................    769,792       13.07%
Michael Dzvonik(3)..........................................     47,180        *
David Greenspan(4)..........................................     19,345        *
Rudy Howard(5)..............................................     20,834        *
Cindy Hill(6)...............................................     21,854        *
Thomas Smith(7).............................................      7,177        *
Alan I. Annex(8)............................................     14,604        *
Seymour Jones(9)............................................     17,727        *
C. Anthony Wainwright(10)...................................     12,402        *
John Gerlach(11)............................................     19,750        *
All Directors and Executive Officers as a group (12
  persons)..................................................    950,665       16.28%

5% Stockholders:
GE Capital Corporation(12)..................................  2,496,870       33.75%
CMGI Inc.(13)...............................................    356,010        6.33%

---------

*    Less than 1%

 (1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act. All information with respect to beneficial ownership has been furnished by the respective Director, executive officer or stockholder, as the case may be. Except as otherwise noted, each person has an address in care of the Company.

 (2) Includes 269,792 beneficially owned shares of Common Stock issuable upon the exercise of options which are currently exercisable or are exercisable within 60 days of November 30, 2001.

 (3) Includes 13,889 beneficially owned shares of Common Stock issuable upon the exercise of options of which are currently exercisable or are exercisable within 60 days of November 30, 2001.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (4) Includes 17,595 beneficially owned shares of Common Stock issuable upon the exercise of options which are currently exercisable or are exercisable within 60 days of November 30, 2001.

 (5) Includes 20,834 beneficially owned shares of Common Stock issuable upon the exercise of options which are currently exercisable or are exercisable within 60 days of November 30, 2001.

 (6) Includes 21,020 beneficially owned shares of Common Stock issuable upon the exercise of options which are currently exercisable or are exercisable within 60 days of November 30, 2001.

 (7) Includes 3,010 beneficially owned shares of Common Stock Issuable upon the exercise of options which are currently exercisable or are exercisable within 60 days of November 30, 2001.

 (8) Includes 13,834 beneficially owned shares of Common Stock issuable upon the exercise of options which are currently exercisable or are exercisable within 60 days of November 30, 2001.

 (9) Includes 11,000 beneficially owned shares of Common Stock issuable upon the exercise of options which are currently exercisable or are exercisable within 60 days of November 30, 2001.

(10) Includes 10,834 beneficially owned shares of Common Stock issuable upon the exercise of options which are currently exercisable or are exercisable within 60 days of November 30, 2001.

(11) Includes 17,000 beneficially owned shares of Common Stock issuable upon the exercise of options which are currently exercisable or are exercisable within 60 days of November 30, 2001.

(12) Includes 1,778,334 beneficially owned shares of Common Stock issuable upon the exercise of warrants which are currently exercisable or are exercisable with 60 days of November 30, 2001. The address for the 5% Stockholder is as follows: 120 Long Ridge Road, Stamford, Connecticut 06927.

(13) The address for the 5% Stockholder is as follows: 100 Brickstone Square, Andover, MA 01810.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    Transactions with Mr. Barbera: During the year end June 30, 2001, the Company entered into a promissory note agreement with Mr. Barbera for up to $1,000,000, due and payable at maturity, January 1, 2002. The promissory note bears interest at 15% per annum and includes certain prepayment penalties. During the year ended June 30, 2001, the Company received advances of $900,000 and made repayments of $650,000. As of June 30, 2001, there was approximately $250,000 of principal outstanding and $150,000 of accrued interest and penalties. The amount of interest and penalties paid by the Company to Mr. Barbera was equal to his cost of funds and no personal profit was derived therefrom. In August 2001, the entire principal and accrued interest was paid. In October 2001, the Company entered into a promissory note with Mr. Barbera in the amount of $1,000,000. The note bears interest at Prime Rate and is payable annually until expiration in October 2006. The principle amount and any interest accrued thereon may be paid at any time with no penalty. The note was entered into as an inducement to the continued employment of Mr. Barbera and to provide additional security in the event of a change of control. Accordingly the note will be forgiven upon a change of control.


    Transactions with Mr. Annex: Mr. Annex, Secretary and a Director of the Company, is a partner in the law firm of Greenberg Traurig LLP, which provides legal services to the Company. The Company incurred expenses aggregating approximately $1,015,000 during fiscal 2001. Mr. Annex has informed the Company that such fees did not represent more than 5% of such firm's revenues for its fiscal years ending during such periods. The Company believes that the fees for services provided by the law firm were at least as favorable to the Company as the fees for such services from unaffiliated third parties.

    Transactions with 5% Stockholders: In 1999 a lawsuit under Section 16(b) of the Securities Exchange Act of 1934 was commenced against General Electric Capital Corporation ('GECC') by Mark Levy, derivatively on behalf of the Company, to recover short swing profits allegedly obtained by GECC in connection with the purchase and sale of MKTG securities. The case is pending in the name of Mark Levy v. General Electric Capital Corporation, in the United States District Court for the Southern District of New York, Civil Action Number 99 Civ. 10560 (AKH). While the Levy case was pending, the Company and GECC engaged in negotiations pertaining to the warrant, dated

December 24, 1997, in favor of GECC to purchase, at consideration of $0.01 per share, up to 1,778,334 shares of MKTG common stock subject to certain adjustments. Extensive negotiations among counsel for the plaintiff, counsel for the Company, and counsel for GECC, as well as direct negotiations between the Company and GECC, resulted in a preliminary settlement of the court action against GECC for alleged short swing profits and all other issues under the warrant. The parties entered into a stipulation of settlement, subject to court approval. In August 2001, the court declined to approve the stipulation of settlement. The plaintiff has filed a motion for summary judgment. Accordingly, the Levy case remains pending and there are no changes to the warrant.

                              INDEPENDENT AUDITORS

    PricewaterhouseCoopers LLP are the Company's independent auditors who reported on the financial statements of the Company for the fiscal years ended June 30, 2001, 2000, 1999. It is currently anticipated that
PricewaterhouseCoopers LLP will be selected by the Board of Directors to examine and report on the financial statements of the Company for the year ending
June 30, 2002.

                  OTHER MATTERS ARISING AT THE ANNUAL MEETING

    The matters referred to in the Notice of Annual Meeting and described in this Proxy Statement are, to the knowledge of the Board of Directors, the only matters that will be presented for consideration at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons appointed by the accompanying proxy will vote on such matters in accordance with their best judgment, pursuant to the discretionary authority granted to them in the proxy.

         STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATION OF DIRECTORS

    A stockholder of the Company who wishes to present a proposal for action at the Company's 2002 Annual Meeting of Stockholders must submit such proposal to the Company, and such proposal must be received by the Company, no later than July 31, 2002 in order to be considered as a proposal. Pursuant to our bylaws, any record stockholder who desires to submit a proposal for approval of our stockholders must deliver written notice to our Secretary no later than the close of business 60 days in advance of such meeting.

    Nominations for director, other than those made by our directors, must be contained in a written notice and be delivered to the Secretary of the Company not less than 60 days prior to any meeting at which the stockholders shall vote for nominees for directors. Such notice must include information about the nominee as required by our bylaws, information required under the rules of the Securities and Exchange Commission pertaining to a proxy statement, and the consent of each such nominee to serve as director, if elected. Nominations not made according to the foregoing procedures will be disregarded.

                        COST OF SOLICITATION OF PROXIES

    The solicitation of proxies pursuant to this Proxy Statement is made by and on behalf of the Company's Board of Directors. The cost of such solicitation will be paid by the Company. Such cost includes the preparation, printing and mailing of the Notice of Annual Meeting, Proxy Statement, Annual Report and form of proxy. The solicitation will be conducted principally by mail, although directors, officers and employees of the Company (at no additional compensation) may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of shares held of record by such fiduciaries, and the Company may reimburse such persons for their reasonable expenses in so doing.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission

(the 'Commission') and the NASDAQ National and Small Cap Market. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file reports on Form 5 for the fiscal year ended June 30, 2001, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended June 30, 2001.

                         ANNUAL REPORT TO STOCKHOLDERS

    The annual report to stockholders concerning the operations of the Company for the fiscal year ended June 30, 2001, including financial statements for that year, accompanies this proxy statement. Such report is not to be treated as part of these proxy soliciting materials. The Company will provide to each stockholder, on written request addressed to the Director of Investor Relations, MARKETING SERVICES GROUP, INC., 333 Seventh Avenue, New York, New York, 10001 a copy of the Company's most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission including the financial statements and schedules thereto.

                                          By Order of the Board of Directors

                                          Alan I. Annex

                                          Alan I. Annex
                                          Secretary

New York, New York
January 2, 2002

                                                                      Appendix 1

                         MARKETING SERVICES GROUP, INC.

                                     PROXY

                ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 8, 2002

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARKETING SERVICES GROUP, INC., FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                               FEBRUARY 8, 2002.

   The Board of Directors recommends a vote 'FOR' the following proposals:

1. Election of Class I directors:

   Alan I. Annex and John T. Gerlach.

   INSTRUCTION: To withhold authority to vote for any nominee(s), write that nominee's name in the space provided:

   [ ] FOR all of the nominees       [ ] WITHHOLD for all nominees

2. Amend the Amended and Restated Articles of Incorporation to change the name of the Company to MKTG Services, Inc.

   [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

   Votes MUST be indicated by placing an 'X' in one of the above boxes using black or blue ink.

                                                              (See reverse side)

The undersigned hereby appoints J. Jeremy Barbera and Alan I. Annex, and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of the undersigned in MARKETING SERVICES GROUP, INC. at the Annual Meeting of Stockholders to be held on February 8, 2002, and at any adjournment thereof, upon all subjects that may properly come before the meeting. IF SPECIFIC DIRECTIONS ARE NOT GIVEN WITH RESPECT TO THE PROPOSALS OR ANY OTHER MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING AND THIS PROXY CARD IS SIGNED AND RETURNED, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE BOARD'S RECOMMENDATION (I.E., FOR THE PROPOSALS) AND ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                                                     Please date and sign
                                                     exactly as your name or
                                                     names appear on this proxy
                                                     card. If the shares are
                                                     held jointly, each
                                                     Stockholder should sign. If
                                                     signing as an executor,
                                                     trustee, administrator,
                                                     custodian, guardian,
                                                     corporate officer, or
                                                     pursuant to a power of
                                                     attorney, please so
                                                     indicate below.

                                                     Dated:  ...................

                                                     By:  ......................

[ ] Check this box if you have either a change of address or comments, and please note the same on this proxy card.